EXHIBIT 10.49

FIRST AMENDMENT
TO THE
CAPITALBANK
SALARY CONTINUATION AGREEMENT

DATED OCTOBER 17, 2002
FOR
STEVE O. WHITE

THIS AMENDMENT is adopted this 10th day of January, 2006, by and between CAPITALBANK, a state-chartered commercial bank located in Greenwood, South Carolina (the “Company”) and STEVE O. WHITE (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement (the “Agreement”) on October 17, 2002. Pursuant to Article 7 of the Agreement the undersigned hereby amend the Executive’s Agreement as follows:

Article 1.1 of the Agreement shall be deleted in its entirety and replaced by Article 1.1 below:

1.1 “Benefit Amount” means Twenty Thousand Five Hundred and Fifteen Dollars ($20,515) as of May 1, 2005. Commencing at the end of each Plan Year thereafter, the Benefit Amount shall be increased four percent (4%) from the previous Plan Year.

Article 1.8 of the Agreement shall be deleted in its entirety and replaced by Article 1.8 below:

1.8  “Normal Retirement Age” means the August 31st immediately following the Executive’s 61st birthday.

The Company and the Executive expressly intend that the change to the Normal Retirement Age contained in this First Amendment to the Agreement constitute a new payment election with respect to the time of payment of the amounts deferred as permitted by the Transitional Relief included in Part XI.C. of the Preamble to the Proposed Treasury Regulations published at 70 Federal Register 57930, pages 57954-57955 (October 4, 2005) (the “Transitional Relief”). The Company shall have the authority to amend the Plan and any election made hereunder, retroactively if necessary, in order to effectuate the Company’s and the Executive’s intent to satisfy the requirements of the Transitional Relief and to defer compensation as governed by applicable federal law, including but not limited to Internal Revenue Code Section 409A.

By signing below, Executive elects to receive the Normal Retirement Benefit under the Agreement, as amended, as of his Normal Retirement Age, as such term is defined by this First Amendment to the Agreement. Executive understands that this election is conditioned upon Executive’s continued employment with the Company until Executive’s Normal Retirement Age. Executive’s entitlement to any Early Termination Benefit attributable to his termination of employment prior to his Normal Retirement Age shall be governed by and subject to the terms of the Agreement, as amended from time to time.

IN WITNESS OF THE ABOVE, the Executive and the Company hereby consent to this First Amendment.

Executive:	CAPITALBANK

/s/ Steve O. White	By: /s/ Wayne Q. Justesen
Steve O. White	Title: Chairman, Compensation Committee